                                                                 Exhibit (i)

Kirkpatrick & Lockhart LLP                     1800 Massachusetts Avenue, NW
                                               Suite 200
                                               Washington, DC 20036-1221
                                               202.778.9000
                                               202.778.9100 Fax
                                               www.kl.com

                                                             October 14, 2003

Ivy Funds
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, KS  66201

Ladies and Gentlemen:

    We have acted  as special  counsel to Ivy  Funds, a  business trust  formed
under  the  laws  of  the  Commonwealth  of  Massachusetts  (the  "Trust"),   in
connection with the filing  with the Securities and Exchange Commission  ("SEC")
of Post-Effective Amendment  No. 127  to the Trust's  Registration Statement  on
Form N-1A  (File  Nos.  2-17613; 811-01028)  (the  "Post-Effective  Amendment"),
registering an  indefinite number  of Class  A,  Class B,  Class C  and Class  Y shares of  beneficial  interest  of  Ivy  Balanced  Fund,  Ivy  Bond  Fund,  Ivy
International Balanced  Fund,  Ivy Mortgage  Securities  Fund, Ivy  Real  Estate
Securities Fund, Ivy Small Cap Value  Fund and Ivy Value Fund, each a series  of the Trust, (the  "Shares") under  the Securities Act  of 1933,  as amended  (the
"1933 Act").

    You have  requested  our opinion  as  to the  matters  set forth  below  in connection with  the filing  of the  Post-Effective Amendment.  For purposes  of rendering that  opinion,  we have  examined  the Post-Effective  Amendment,  the
Trust's Declaration of  Trust, as  amended, and Bylaws,  and the  action of  the
Trust that provides for the issuance of the Shares, and we have  made such other investigation as we  have deemed appropriate. We  have examined and relied  upon certificates of public  officials. In rendering our  opinion, we also have  made the assumptions that are customary in opinion letters of this kind. We  have not verified any of those assumptions.

    Our opinion, as set  forth herein, is based  on the facts in existence  and the laws in effect on the date hereof and is limited to  the federal laws of the
United States  of America  and the  laws  of the  Commonwealth of  Massachusetts that, in our experience, generally are  applicable to the issuance of shares  by entities such as  the Trust.  We express no  opinion with  respect to any  other laws.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. The Shares  to be issued pursuant  to the Post-Effective Amendment  have been duly authorized for issuance by the Trust; and

    2. When issued and paid for  upon the terms provided in the  Post-Effective
       Amendment,  the  Shares  to be  issued  pursuant  to  the  Post-Effective
       Amendment  will be  validly issued,  fully paid,  and non-assessable.  In this regard, however, we note that  the Trust is a Massachusetts business trust and,  under certain circumstances, shareholders of a  Massachusetts business trust  could be  held personally liable  for the obligations  of the Trust.

    This opinion is rendered solely in connection with the filing of the Post-
Effective Amendment  and  supersedes  any  previous  opinions of  this  firm  in connection with the issuance of Shares. We hereby consent to the filing  of this opinion with the SEC in connection with the Post-Effective Amendment. In  giving our consent  we do not  thereby admit  that we are  in the  category of  persons whose consent  is required under  Section 7  of the 1933  Act or  the rules  and regulations of the SEC thereunder.

                                    Very truly yours,

                                    /s/ Kirkpatrick & Lockhart LLP